UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2025

ADTRAN Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41446	87-2164282
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Explorer Boulevard Huntsville, Alabama	35806-2807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (256) 963-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, Par Value $0.01	ADTN	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Timothy Santo as Senior Vice President of Finance, Chief Financial Officer and Principal Accounting Officer

On March 6, 2025, ADTRAN Holdings, Inc. (the “Company”) announced the appointment of Mr. Timothy Santo as Senior Vice President of Finance and Chief Financial Officer of the Company, effective as of Mr. Santo’s employment start date, which is expected to be March 10, 2025. Mr. Santo will also serve as the Company’s Principal Accounting Officer and as the Company’s Treasurer.

Before joining the Company, Mr. Santo, age 48, served at Conn’s, Inc. in a variety of roles, including as Chief Financial Officer (February 2024 to March 7, 2025), Interim Chief Financial Officer (November 2023 to February 2024), and Vice President and Chief Accounting Officer (April 2023 to November 2023). Prior to that, he served as Senior Vice President & Global Controller of PRA Group, Inc. from 2018 to 2023. From 2017 to 2018, Mr. Santo served as a Senior Manager of the Business Advisory Services and Finance Transformation Group at Grant Thornton LLP. Prior to joining Grant Thornton, Mr. Santo spent well over a decade at General Electric and GE Capital in several executive level finance and operational leadership roles. Mr. Santo started his career in audit at PricewaterhouseCoopers LLP. Mr. Santo has a Master of Business Administration from the University of Rochester and a Bachelor of Science in Accounting and is a certified public accountant.

In connection with his appointment, the Company entered into an offer letter with Mr. Santo setting forth the terms of his employment and compensation (the “Offer Letter”). The material terms of the Offer Letter, which were approved by the Compensation Committee and the Board, provide that Mr. Santo will receive an annual base salary of $460,000 and will be eligible to receive (i) an annual performance-based bonus under the Company’s variable incentive cash compensation plan, (ii) beginning in 2025, annual grants of time-based restricted stock units and market-based performance stock units, and (iii) a triennial grant of performance stock units based on the achievement of three-year strategic plan objectives. Mr. Santo will also be entitled to participate in the Company’s employee benefit plans and to receive reimbursement from the Company for certain relocation costs. Furthermore, Mr. Santo will be entitled to indemnification pursuant to the indemnification provisions set forth in the Company’s Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws.

There are no family relationships between Mr. Santo and any of the Company’s directors or executive officers. Mr. Santo has no direct or indirect material interest in any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, there are no arrangements or understandings between Mr. Santo and any other person pursuant to which he was selected to his roles with the Company.

The foregoing description of the material terms of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Transition of Ulrich Dopfer (Senior Vice President of Finance, Chief Financial Officer and Principal Accounting Officer) to a New Role at the Company

In connection with Mr. Santo’s appointment, on March 6, 2025, the Company and Ulrich Dopfer, Senior Vice President of Finance and Chief Financial Officer of the Company, agreed that Mr. Dopfer will no longer serve as the Company’s Chief Financial Officer, Secretary, Treasurer and principal accounting officer, effective March 10, 2025. Mr. Dopfer is transitioning to the role of Vice President, Finance & Administration Planning with the Company. Also, Mr. Dopfer continues to serve as a management board member of the Company’s majority-owned subsidiary, Adtran Networks SE (“Adtran Networks”), and the compensation terms of Mr. Dopfer’s existing service agreement with Adtran Networks continue to be in effect until the expiration of its current term (December 31, 2025), or its earlier termination or amendment.

Item 7.01	Regulation FD Disclosure

On March 6, 2025, the Company issued a press release announcing Mr. Santo’s appointment as Chief Financial Officer of the Company and Mr. Dopfer’s transition from the role of Chief Financial Officer of the Company to Vice President, Finance & Administration Planning. The full text of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

In accordance with General Instruction B.2. of Form 8-K, the information in this Item 7.01, including Exhibit 99.1 incorporated herein, is being furnished and shall not be deemed to be filed for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Offer Letter, dated February 28, 2025, by and between ADTRAN Holdings, Inc. and Timothy Santo

99.1	Press Release, dated March 6, 2025

104	Cover Page Interactive Data File – the cover page iXBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2025	ADTRAN Holdings, Inc.

	By:	/s/ Thomas R. Stanton
Thomas R. Stanton
Chief Executive Officer